West Canyon Energy Provides Operations Update

HOUSTON, January 19, 2009 - West Canyon Energy Corp. (the "Company") (NASD OTC BB:WCYN), an independent oil and gas exploration and production company headquartered in Houston, Texas and focused on the strategic exploration and development of international and domestic, high-impact energy projects, is pleased to announce that it has completed rig mobilization and begun drilling the Montmello 1 exploration well, within the Talora Block, which lies just southwest of Bogota, Colombia. The Montmello 1 well will be drilled to a total depth of 4,640ft and targeting the La Tabla (Monseratte) Formation. The Company holds a 20% participation stake through its wholly-owned subsidiary PetroSouth Energy Corp. The 108,333 acre contiguous parcel of land contains 5 prospects which the Company believes has substantial combined potential reserves. Brazil's state owned Petrobras has operated the producing Guando field just southeast of the Talora block since November of 2002.

Buenvista Project- Boliver Field, Colombia

The Company has completed its 70km 3D seismic shoot in our Buenavista Block and is currently evaluating this new information for two new drilling locations. The two well packages will consist of one development well and one exploratory well to begin drilling operations by the end of the first quarter in 2009.

Through its wholly-owned subsidiary, PetroSouth Energy Corp., West Canyon holds a 16% participation stake in the Buenavista Exploration and Production contract. The Buenavista Block lies just North East of Bogota, Colombia. The 25,000 acre contiguous parcel of land contains the currently producing Boliver Field, the Boliver Prospect, and three leads representing combined total reserves of over 13 million barrels of oil (MMBO). Included in the field is the La Luna formation covering 700 acres.

North Semitropic- Kern County, CA

The Company has repurchased its interest back from Cobra Oil and Gas in the North Semitropic project located in the San Joaquin Basin, Kern County, CA.

An independant review of the project has estimated that the multi zone prospect’s three main exploration targets to have potential gross reserves of 32 million barrels of oil (MMBO) and 19 billion cubic feet of gas (BCF). Several hundred million barrels have been produced from active oil fields in close proximately to the North Semitropic Prospect and within the same trend, including Westhaven, Tulare Lake, Wasco, Shafter and the Rio Bravo- Greeley.

The Company is expecting to begin drilling the first well in the second quarter. West Canyon Energy president, Shane Reeves, stated “We are very pleased to have repurchased our interest back in the North Semitropic Prospect and look forward to our continued expansion efforts in both the United States and Colombia.”

About West Canyon Energy Corp.

West Canyon Energy Corp. is a publicly traded independent Oil and Gas exploration and production company headquartered in Houston, Texas (NASDAQ OTC BB: WCYN). The

Company's mission is to provide new and secure energy solutions for America while increasing shareholder value through the strategic exploration and development of domestic, high-impact energy projects. In line with the Company's focus, West Canyon will continue to expand its portfolio of continental US prospects through the use of property acquisition and operating agreements aimed at minimizing capital expenditures. Shareholders and prospective investors are encouraged to visit West Canyon Energy's website: www.westcanyonenergy.com and subscribe to the email newsletter. Please feel free to call investor relations toll-free at 1-888-977-6884 to receive a full corporate investor's package.

On behalf of the Board

Shane Reeves, President and Chairman

Forward-Looking Statements

This news release contains "forward-looking statements", as that term is defined in Section 27A of the United States Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Statements in this news release that are not historical facts are forward-looking statements that are subject to risks and uncertainties. Words such as "expects", "intends", "plans", "may", "could", "should", "anticipates", "likely", "believes" and words of similar import also identify forward-looking statements. Forward-looking statements are based on current facts and analyses and other information that are based on forecasts of future results, estimates of amounts not yet determined and assumptions of management, including, but not limited to: the completion of the Montmello 1 well, the existence of any recoverable reserves in the Talora Block, any future exploration of the Carbonera Block and the existence of any recoverable reserves in the Carbonera Block, the drilling of additional wells in the Buenavista Block and the existence of any recoverable reserves in the Buenavista Block, and the drilling of a well in the North Semitropic project in the second quarter Block and the existence of any recoverable reserves in the North Semitropic prospect.

Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the inherent uncertainties associated with oil and gas exploration; changes in reserve estimates if any; the potential productivity of our properties; changes in the operating costs and changes in economic conditions and conditions in oil and gas exploration. These forward-looking statements are made as of the date of this news release, and we assume no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Although we believe that the beliefs, plans, expectations and intentions contained in this press release are reasonable, there can be no assurance those beliefs, plans, expectations or intentions will prove to be accurate. Investors should consult all of the information set forth herein and should also refer to the risk factors disclosure outlined in our current and periodic reports filed from time-to-time with the Securities and Exchange Commission.

For further information: West Canyon Energy Corp. Investor Relations 1-888-977-6884 ir@westcanyonenergy.com http://www.westcanyonenergy.com or Shane Reeves (281) 378-1563